                   Kimco Realty Corporation and Subsidiaries
                  Computation of Ratio of Earnings to Combined
                  Fixed Charges and Preferred Stock Dividends
                      For the Year Ended December 31, 2001



Pretax earnings from continuing operations                       $255,913,735

Add:
   Interest on indebtedness                                        87,629,198
   Amortization of debt related expenses                            2,593,442
   Portion of rents representative of the
     interest factor                                                6,005,312
                                                                 -------------
                                                                  352,141,687

Adjustment for equity share in partnerships                       (18,534,734)
                                                                 -------------

       Pretax earnings from continuing operations, as adjusted   $333,606,953
                                                                 =============


Combined fixed charges and preferred stock dividends -
   Interest on indebtedness                                       $95,553,248
   Preferred stock dividends                                       24,553,136
   Amortization of debt related expenses                            2,243,817
   Portion of rents representative of the
     interest factor                                                6,005,312
                                                                 -------------

        Combined fixed charges and preferred stock dividends     $128,355,513
                                                                 =============

Ratio of Earnings to Combined Fixed Charges
   and Preferred Stock Dividends                                          2.6
                                                                 =============